EXECUTION COPY

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of August 1, 2014 (the “Effective Date”), between SQUARETWO FINANCIAL CORPORATION, a Delaware corporation (the “Company”), and JOHN LOWE (“Executive”).
1.0    RECITALS.
1.1    The Company hereby employs Executive and Executive hereby accepts employment with the Company upon the terms and conditions contained in this Agreement.
1.2    As an executive officer of the Company, Executive has access to valuable confidential and proprietary information used in the business of the Company, including financial data, customer data, operational data, trade secrets and other intellectual property that if disclosed to or used by competitors or potential competitors would cause irreparable harm to the Company.
1.3    Executive and the Company desire to enter into this Agreement in order to provide the Company with adequate protection from the unauthorized disclosure or use of the Company’s confidential and proprietary information.
NOW, THEREFORE, IN CONSIDERATION of the foregoing facts, the mutual covenants and agreements contained herein and other good and valuable consideration, the Company and Executive agree as follows:
2.0    DEFINITIONS.
2.1    Affiliate: “Affiliate” means, with respect to any party, any corporation, limited liability company, partnership, joint venture, firm and/or other entity which Controls, is Controlled by or is under common Control with such party.
2.2    Board of Directors: “Board of Directors” shall mean the board of directors of the Company.
2.3    Business: “Business” means (i) the providing of operational assistance and/or software to collection law firms or collection agencies, including without limitation the operation of a franchise network of collection law firms, (ii) the purchasing of debt; (iii) the collection of debt on a contingency basis or otherwise; (iv) the development and sale of software for the collections industry; and/or (v) any other line of business in which the Company or its Affiliates engage in, or formulate business plans to engage in, during the term of Executive’s employment with the Company.
2.4    Compensation Committee: “Compensation Committee” shall mean a committee of the Board of Directors which has been delegated responsibility for employee compensation matters or, in the absence thereof, the entire Board of Directors.
2.5    Confidential and Proprietary Information: “Confidential and Proprietary Information” means all proprietary trade secrets and/or proprietary information and any idea in whatever form, tangible or intangible, pertaining in any manner to the Business of the Company or any Affiliate of the Company, or to the Company’s clients, consultants, or business associates, unless the information is or becomes publicly known through lawful means (other than disclosure by Executive, unless such disclosure by Executive is made in good faith in the course of performing Executive’s duties under this Agreement, or with the express written consent of the Board of Directors).
2.6    Control: “Control” means (i) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or participating assets entitled to vote for the election of directors; and (ii) in the case of non-corporate entities (such as individuals, limited liability companies, partnerships or limited partnerships), either (A) direct or indirect ownership of at least fifty percent (50%) of the equity interest, or (B) the power to direct the management and policies of the noncorporate entity.
2.7    Covered Entity: “Covered Entity” means every Affiliate of Executive, and every business, association, trust, corporation, partnership, limited liability company, proprietorship or other entity in which Executive has invested in (whether through debt or equity securities), or has contributed any capital or made any advances to, or in which any Affiliate of Executive has an ownership interest or profit sharing percentage, or a firm from which Executive or any Affiliate of Executive receives or is entitled to receive income, compensation or consulting fees in which Executive or any Affiliate of Executive has an interest as a lender (other than solely as a trade creditor for the sale of goods or provision of services that do not otherwise violate the provisions of this Agreement). The agreements of Executive contained herein specifically apply to each entity which is presently a Covered Entity or which becomes a Covered Entity subsequent to the date of this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement prohibits Executive or any Affiliate of Executive from owning less than five percent (5%) of any class of voting securities registered under the Securities Exchange Act of 1934, as amended, of any issuer, and no such issuer shall be considered a Covered Entity solely by virtue of such ownership or the incidents thereof. Further notwithstanding anything contained in the foregoing provisions to the contrary, the term “Covered Entity” shall not include the Company, any Subsidiary of the Company, or any Affiliate of the Company or any such Subsidiary.
2.8    Discharge For Cause: “Discharge For Cause” shall mean termination of employment for any one or more of the following: (i) willful misfeasance or nonfeasance by Executive of his assigned duties, which includes not following the reasonable written direction of the Board of Directors or any committee thereof (other than by reason of disability), or repeated intentional refusal by Executive to perform his assigned duties (other than by reason of disability) which continues uncured for thirty (30) days following receipt of written notice from the Board of Directors, the Compensation Committee or the Chairman of the Board of Directors; (ii) such Executive personally engaging in illegal conduct or in any act of moral turpitude that causes material harm to the reputation, business, or finances of the Company or any Affiliate of the Company; (iii) such Executive breaching in any material respect any provision of this Agreement except Sections 4.7 or 4.8, (other than by reason of disability) which continues uncured for thirty (30) days following receipt of written notice from the Board of Directors, the Compensation Committee or the Chairman of the Board of Directors; (iv)such Executive breaching any obligation contained in Sections 4.7 or 4.8 of this Agreement; and (v) such Executive’s commencement of employment with another company while he is an employee of the Company without the prior consent of the Board of Directors.
2.9    Discharge Without Cause: “Discharge Without Cause” shall mean the Company’s termination of Executive’s employment hereunder during the term hereof for any reason other than a Discharge For Cause or due to Executive’s death or Permanent Disability.

2.10    EBITDA: “EBITDA” shall mean earnings before interest, taxes, depreciation and amortization, as determined by generally accepted accounting principles, consistently applied, and including without limitation, an accrual for bonuses of officers and employees (including the Executive) for the year for which EBITDA is determined and as adjusted pursuant to the consistent practices of the Company.
2.11    Permanent Disability: “Permanent Disability” shall mean Executive’s inability to perform Executive’s duties hereunder due to a physical or mental condition for a period of one hundred twenty (120) consecutive days or an aggregate of one hundred eighty (180) days in any twelve (12) month period.
2.12    Subsidiary: “Subsidiary” shall mean any corporation, trust, general or limited partnership, limited liability company, limited liability partnership, firm, company or other business enterprise which is Controlled by the Company thorough direct ownership of the stock or other proprietary interests of such business enterprise or indirectly through the ownership of stock or other proprietary interests in one (1) or more other business enterprises which are connected with the Company by means of one (1) or more chains of business enterprises that are connected by ownership of stock or other proprietary interests. Attached as Schedule A lists the Company’s current subsidiaries. An updated Schedule A will be provided to Executive at the time of any separation of employment for any reason.
2.13    Termination For Good Reason: “Termination For Good Reason” shall mean voluntary termination of this Agreement by Executive if, without the written consent of Executive: (i) there is a material reduction by the Company to either (a) Executive’s annual salary then in effect or (b) Executive’s bonus target established under Section 5.2 of this Agreement (although the award of any bonus is discretionary and a bonus award that is less than the target shall not give Executive the right to terminate this Agreement for Good Reason); except for any reduction which is remedied by the Company promptly after receipt of written notice thereof given by Executive; (ii) the Company materially breaches the terms of this Agreement and such breach is not cured within thirty (30) days after receipt of written notice thereof given by Executive; (iii) there is a material, adverse, and non-temporary diminution of Executive’s current job title, reporting relationship, or duties as Chief Financial Officer, or requirements that are inconsistent with the position of Chief Financial Officer, excluding for this purpose any action not taken in bad faith and that is remedied by the Company promptly after receipt of written notice thereof given by Executive; or (iv) there is a relocation of Executive to a facility or location more than forty (40) miles from the Company’s current location. If circumstances arise giving Executive the right to terminate this Agreement for Good Reason, Executive shall within 60 days notify the Company in writing of the existence of such circumstances, and the Company shall have an additional 30 days within which to investigate and remedy the circumstances, after which 30 days Executive shall have an additional 60 days within which to exercise the right to terminate for Good Reason. If Executive does not timely do so the right to terminate for Good reason shall lapse and be deemed waived, and the Executive shall not thereafter have the right to terminate for Good Reason unless further circumstances occur giving rise independently to a right to terminate for Good Reason under this paragraph.
2.14    Territory: “Territory” means the United States and Canada.
3.0    CAPACITIES AND DUTIES: INDEMNIFICATION.
3.1    Title: Executive is hereby employed in the capacity of Senior Vice President and Chief Financial Officer of the Company. Executive shall report directly to the President and Chief Executive Officer of the Company and shall be subject to his supervision, control and direction. Executive will at all times abide by the Company’s written personnel policies applicable to similarly situated employees of the Company as in effect from time to time and previously provided to Executive (including without limitation its equal employment opportunity and harassment policies), and will faithfully, industriously and to the best of Executive’s ability, experience and talents perform all of the duties that may be required of and from Executive pursuant to the terms hereof, consistent with Executive’s status as the Senior Vice President and Chief Financial Officer of the Company.
3.2    Exclusive Services: During the Term, Executive agrees to devote Executive’s best efforts and full business time to rendering services to the Company. Executive is specifically restricted from being employed by any other company, other than a Subsidiary or an Affiliate of the Company, while under the Company’s employ pursuant to this Agreement. Notwithstanding the foregoing sentence, the following activities shall not be prohibited by this Section 3.2: (i) less than a five percent (5%) ownership interest by Executive in another competing business entity (where such ownership does not constitute Control and where Executive does not act as a director, officer, consultant or otherwise provide services to such entity), (ii) Executive’s service on the board of directors of any charitable, non-profit or educational institution without compensation (other than reimbursement of out-of-pocket expenses) or any for-profit entity that does not compete with the Business, provided that Executive has obtained advance authorization by the Board to serve in such capacity, such authorization to be given or withheld in the Board’s discretion; provided, however, that any such services shall be insubstantial and shall not include any active involvement in the management of such entity and provided further that such service or ownership shall not detract from Executive’s performance of his duties to the Company or, except in the case of Section 3.2(i), be in direct competition with the Business.
3.3    Indemnification: The Company shall, to the maximum extent permitted by the Company’s bylaws and applicable law, indemnify and hold harmless Executive for any loss, injury, damage, expense (including reasonable attorneys’ fees, and costs), and claim or demand, arising out of, connected with, or in any manner related to, any act, omission, or decision made in good faith while performing services for the Company from and after the Effective Date.

4.0    TERM.
4.1    Term: Subject to Sections 4.2, 4.3, 4.4, 4.5 and 4.6, the term of this Agreement shall be three (3) years commencing on the Effective Date, unless terminated earlier pursuant to the terms herein (the “Initial Term”); provided that, unless earlier terminated pursuant to the terms herein, the Initial Term shall be automatically extended for additional one-year terms (each, a “Renewal Term”) upon the expiration of the Initial Term or any such Renewal Term unless the Company or Executive delivers to the other at least thirty (30) days prior to the expiration of the Initial Term or the then-current Renewal Term, as the case may be, a written notice specifying that the term of Executive’s employment will not be renewed at the end of the Initial Term or the then-current Renewal Term, as the case may be. The Initial Term or, in the event that Executive’s employment hereunder is terminated earlier pursuant to the terms herein or renewed pursuant to this Section 4.1, such shorter or longer period, as the case may be, is referred to herein as the “Term.” In the event that (i) the Company elects not to renew this Agreement and (ii) this Agreement terminates by expiration of the Initial Term, or by expiration of either of the first two Renewal Terms, if any, then the Company shall have no payment obligation to Executive except for (i) payment of sums specified in Section 4.2; and (ii) payment to Executive of the Without Cause Severance Pay, provided that the Conditions (defined in Section 4.4. below) are met. If the Agreement terminates by expiration of the Term in any other instance except those outlined in the foregoing sentence, the Company’s only obligation shall be payment of sums specified in Section 4.2.

4.2    Payments Upon Termination. In the event Executive’s employment under this Agreement is terminated for any reason, Executive shall be paid for all accrued, unpaid base salary and all accrued, unused vacation, in each case through the date of termination, in accordance with applicable law. Executive shall also be reimbursed for any expenses incurred in accordance with Section 5.3 of this Agreement.
4.3    Discharge For Cause: Executive’s employment under this Agreement may be immediately terminated by the Company for Cause, without further obligation by the Company, except for payment of sums specified in Section 4.2, upon written notice to Executive of a Discharge For Cause. The Company shall provide Executive in such written notification such facts as shall be reasonably necessary to apprise Executive of the basis for such Discharge For Cause.
4.4    Discharge Without Cause or Termination for Good Reason: Executive’s employment under this Agreement may be immediately terminated by the Company upon written notice to Executive of a Discharge Without Cause or immediately terminated by Executive upon written notice to the Company of a Termination for Good Reason. In the event of such termination and subject to the Conditions (defined in this Section 4.4 below), the Company shall continue to pay to Executive an amount equal to Executive’s base salary, as provided in Section 5.1, at the annual rate in effect at the time of termination, over a period equal to twelve (12) months from the date of such termination (“Without Cause Severance Pay”). Without Cause Severance Pay shall also include, in addition to the foregoing, (i) a bonus equal to a pro rata portion of the bonus amount that would have been paid to Executive for the current bonus period had Executive not been terminated, which bonus amount is determined by multiplying the bonus that would have been earned for the then-current twelve (12) month bonus period by a fraction, the numerator of which is number of calendar days in the then-current bonus period that have elapsed as of the date of termination and the denominator of which is 365, such bonus to be paid at the time that comparable executives at the Company are paid bonuses for the bonus period; and (ii) to the extent Executive is eligible under and elects to continue his health care coverage under COBRA, the Company shall continue to pay Executive’s COBRA continuation premiums for medical and dental insurance pursuant to Section 5.4 for twelve (12) months from the date of such termination or, if sooner, the date Executive becomes eligible to receive health care pursuant to a subsequent employer’s group health care plan. Other than the foregoing, Executive shall not be entitled to any payment for subsequent periods after the effective date of any Discharge Without Cause or Termination for Good Reason. Without Cause Severance Pay, except as specified above, shall be payable to Executive in accordance with the Company’s general payroll practices as the same may exist from time to time. As a condition to receiving any payment under this Section 4.4, Executive must comply with his post employment obligations under Section 4.7 and 4.8 and must execute and not revoke a release of claims in the form attached hereto as Exhibit A within 45 days of Executive’s termination of employment, collectively (the “Conditions”).
4.5    Termination Upon Death: This Agreement shall be immediately terminated without action or notice by either party upon the death of Executive and without further obligation by the Company, except for payment of sums specified in Section 4.2
4.6    Termination Upon Permanent Disability: Executive’s employment under this Agreement may be immediately terminated by the Company upon written notice of a termination for the Permanent Disability of Executive. Upon termination pursuant to this Section 4.6 and in addition to payment of the sums specified in Section 4.2, the Company shall continue to pay to Executive an amount equal to Executive’s base salary, as provided in Section 5.1, at the annual rate in effect at the time of termination, for a period equal to three (3) months from the date of termination (“Permanent Disability Severance Pay”), provided that Executive complies with the Conditions outlined in Section 4.4 above. Permanent Disability Severance Pay shall be reduced by the amount of any disability benefits paid during and for the same period to Executive under any disability insurance policy provided by the Company as a benefit to Executive. Permanent Disability Severance Pay shall be payable to Executive, in accordance with the Company’s general payroll practices as the same may exist from time to time, upon Executive’s termination pursuant to this Section 4.6.
4.7    Confidential and Proprietary Information: Executive agrees that he will not, either directly or indirectly, both during and after the termination of his employment with the Company, and Executive will not permit any Covered Entity which is Controlled by Executive to, either directly or indirectly, divulge to any person or use any of the Confidential and Proprietary Information, except (i) as required in connection with the performance of such Executive’s duties to the Company, (ii) as required to be included in any report, statement or testimony requested by any municipal, state or national regulatory body having jurisdiction over Executive or any Covered Entity which is Controlled by Executive, (iii) as required in response to any summons or subpoena or in connection with any litigation, (iv) to the extent necessary in order to comply with any law, order, regulation, ruling or governmental request applicable to Executive or any Covered Entity which is Controlled by Executive, (v) as required in connection with an audit by any taxing authority, or (vi) is made with the express written consent of the Board of Directors. In the event that Executive or any such Covered Entity which is Controlled by Executive is required to disclose Confidential and Proprietary Information pursuant to the foregoing exceptions (ii) through (v) inclusive, Executive shall promptly notify the Company of such pending disclosure and assist the Company (at the Company’s expense) in seeking a protective order or in objecting to such request, summons or subpoena with regard to the Confidential and Proprietary Information. If the Company does not obtain such relief after a period that is reasonable under the circumstances, Executive (or such Covered Entity) may disclose that portion of the Confidential and Proprietary Information which counsel to such party advises such party that they are legally compelled to disclose or else stand liable for contempt or suffer censure or penalty. In such cases, Executive shall promptly provide the Company with a copy of the Confidential and Proprietary Information so disclosed.
4.8    Non-Compete and Non-Solicitation:
(i)    During the term of Executive’s employment with the Company or any Affiliate of the Company and for one (1) year thereafter, regardless of the reason for the termination of Executive’s employment, Executive shall not either directly or indirectly, and will not permit any Covered Entity which is Controlled by Executive to either directly or indirectly, compete with the Business in the Territory or otherwise participate in, assist, aid or advise in any way, any competitive business or enterprise that competes with the Business in the Territory.
(ii)    During the term of Executive’s employment with the Company or any Affiliate of the Company and one (1) year thereafter, Executive will not, either directly or indirectly and will not permit any Covered Entity which is Controlled by Executive to, either directly or indirectly, (a) (1) attempt in any manner to solicit the business of any franchisee of the Company or Affiliates of the Company, or (2) solicit the business of any financial institution or other creditors with which the Company or its Affiliates has had a relationship, except that Executive may solicit such institutions or creditors if doing so would not violate his obligations under Section 4.8(i); or (b) hire, solicit, take away, or attempt to hire, solicit or take away (either on such Executive’s behalf or on behalf of any other person or entity) any person (1) who is then an employee of the Company or any Affiliate of the Company or an employee or a franchisee of the Company; or (2) who has terminated his or her employment with the Company or any Affiliate of the Company within the previous ninety (90) days.
(iii)    Executive acknowledges that the foregoing geographic restriction on competition is fair and reasonable, given the nature and geographic scope of the Company's business operations and the nature of Executive's position with the Company. Executive also acknowledges that while employed by the Company, Executive will have access to information that would be valuable or useful to the Company's competitors, and therefore acknowledges that the foregoing restrictions on Executive's future employment and business activities are fair and reasonable. Executive acknowledges and is prepared for the possibility that Executive's standard of living may be reduced during the one-year period following the termination of Executive’s employment, and assumes and accepts any risk associated with that possibility.
(iv) Executive acknowledges the following provisions of Colorado law, set forth in Colorado Revised Statutes § 8-2-113(2):
Any covenant not to compete which restricts the right of any person to receive compensation for performance of skilled or unskilled labor for any employer shall be void, but this subsection (2) shall not apply to:
…
(b)    Any contract for the protection of trade secrets;
…
(d)    Executive and management personnel and officers and employees who constitute professional staff to executive and management personnel.

Executive acknowledges that this agreement is a contract for the protection of trade secrets within the meaning of § 8-2-113(2)(b) and is intended to protect the Confidential Information and Confidential Records identified above and that Executive is an executive or manager, or professional staff to an executive or manager, within the meaning of § 8-2-113(2)(d).

(v)    Executive agrees that the payment of any Without Cause Severance Pay is conditioned on Executive’s compliance with this Section 4.8 and that the Company will have the right to withhold payment, and/or seek to recover any payments already made, if Executive is in breach of this Section 4.8.
(vi)    Notwithstanding the provisions of Sections 4.8(i) and (ii) above, (a) Executive’s ownership of less than a five percent (5%) ownership interest in another competing business entity (where such ownership does not constitute Control and where Executive does not act as a director, officer, consultant or otherwise provide services to such entity), or (b) Executive’s service on the board of directors of any charitable, non-profit or educational institution without compensation (other than reimbursement of out-of-pocket expenses) or any entity that does not compete with the Business, shall not constitute a violation of this Section 4.8, provided, however, that any such services shall be insubstantial and shall not include any active involvement in the management of such entity and provided further that such service or ownership shall not detract from Executive’s performance of his duties to the Company or, except in the case of Section 4.8(iv)(a), be in direct competition with the Business.
4.9    Enforcement; Remedies: Executive acknowledges that Executive’s expertise in the Business is of a special and unique character which gives this expertise a particular value, and that a breach of Sections 4.7 or 4.8 by Executive will cause serious and potentially irreparable harm to the Company. Executive therefore acknowledges that a breach of Sections 4.7 or 4.8 by Executive cannot be adequately compensated in an action for damages at law, and equitable relief would be necessary to protect the Company from a violation of this Agreement and from the harm which this Agreement is intended to prevent. By reason thereof, Executive acknowledges that the Company is entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement. Executive acknowledges, however, that no specification in this Agreement of a specific legal or equitable remedy may be construed as a waiver of or prohibition against pursuing other legal or equitable remedies in the event of a breach of this Agreement by Executive. Executive’s sole and exclusive remedy in the event of a breach of this Agreement by the Company shall be payment of the Without Cause Severance Pay or Good Reason Severance Pay.
4.10     Limitations Under Code Section 409A
.             (i)    If at the time of Executive’s separation from service, (i) Executive is a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time), and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period, together with interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the dates the payments should otherwise have been provided.

(ii)    It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax being imposed.

(iii)    With respect to payments under this Agreement, for purposes of Section 409A of the Code of 1986, each severance payment and COBRA continuation reimbursement payment will be considered one of a series of separate payments.

        (iv)    Executive will be deemed to have a termination of employment for purposes of determining the timing of any payments that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A.

(v)    Any amount that Executive is entitled to be reimbursed under this Agreement will be reimbursed to Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, and the amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.

(vi)    If on the due date for any payment pursuant to Section 4 (except for payments under Section 4.2), the release has not been executed and delivered and all revocation periods with respect to the release have not yet expired, such payment will not be made until such revocation period has expired and if such revocation period has not expired by the end of the calendar year in which the payment would have otherwise been made, the payment shall be forfeited. To the extent not forfeited pursuant to the prior sentence, the Company will pay all amounts that would have otherwise been paid pursuant to Section 4 prior to the executive’s delivery and lapse of the revocation periods for the release within five days after satisfaction of these requirements.

5.0    COMPENSATION AND BENEFITS. For Executive’s services, the Company agrees to pay Executive compensation as follows:

5.1    Salary: Base compensation equal to an annual salary of Three Hundred Fifty Thousand Dollars ($350,000.00) to be paid according to the Company’s general payroll practices as same may exist from time to time. Executive’s base compensation will be subject to annual reviews and increases as approved by the Board of Directors or the Compensation Committee. Such annual reviews will be conducted on or about Executive’s normal anniversary date of hire in accordance with past practice of the Company.
5.2    Incentive Compensation Program: During the Term, Executive shall be eligible for an annual discretionary performance-based bonus with a target bonus of 100% of base salary, and based upon the actual performance of the Company in relation to projected EBITDA milestones, other tangible financial metrics, and management bonus objectives to be established by the Compensation Committee of the Board of Directors (the “Compensation Committee”) after consultation with the Chairman of the Board. Any bonus payable as a performance bonus shall be in the amount and paid in the manner, as determined by the Compensation Committee or the Board of Directors in its sole discretion. Any such bonus payable shall be paid within fifteen (15) days of the delivery of the Company annual audit but in any event by the end of the calendar year after the calendar year to which the performance relates. Executive shall not be entitled to any bonus for the calendar year in which Executive’s employment with the Company is terminated for any reason, except as provided in Sections 4.1 and 4.4.
5.34    Reimbursement of Expenses: The Company shall reimburse Executive for any reasonable business expenses incurred by Executive in the ordinary course of the Company’s business in accordance with the Company’s reimbursement policies then in effect. These expenses shall be substantiated by invoices and receipts, to be submitted by Executive within thirty (30) days after incurrence.
5.4    Benefits: During the Term, Executive shall be entitled to receive all benefits of employment generally available to the Company’s other executive employees when and as such benefits, if any, become available and Executive becomes eligible for them, including any vacation and sick leave, medical, dental, life and disability insurance benefits, long term incentive plan, stock option plan, pension plan and/or profit-sharing plan, and parking.
5.5    Vacation: During the Term, Executive shall be entitled to four (4) weeks (160 hours) of paid vacation each year during the Term, accrued on a pro rata basis through each full year of the Term. Executive will use his reasonable efforts to schedule vacation periods to minimize disruption of the Company’s business. Any accrued vacation time that is not used by December 31st of each calendar year will not roll over to the following year absent written approval by the Chairman of the Board.
5.6    Withholding: Executive authorizes the Company to make any and all applicable withholdings of federal and state taxes and other items the Company may be required to deduct, as such items may exist under this Agreement or otherwise from time to time.
6.0    SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive shall not have any right to assign or otherwise transfer this Agreement, or any of Executive’s rights, duties or any other interest herein to any party without the prior written consent of the Company, and any such purported assignment shall be null and void.

7.0    SURVIVAL OF RIGHTS AND OBLIGATIONS. The rights and obligations of the parties as stated herein shall survive the termination of this Agreement.
8.0    ENTIRE AGREEMENT.
8.1    Sole Agreement: This Agreement (including any attachments and exhibits hereto) contain the parties’ sole and entire agreement regarding the subject matter hereof, and supersedes any and all other agreements, statements and representations of the parties.
8.2    No Other Representations: The parties acknowledge and agree that no party has made any representations (i) concerning the subject matter hereof, or (ii) inducing the other party to execute and deliver this Agreement, except those representations specifically referenced herein. The parties have relied on their own judgment in entering into this Agreement.
9.0    MODIFICATIONS OR WAIVERS. Waivers or modifications of this Agreement, or of any covenant, condition, or limitation contained herein, are valid only if in writing duly executed by the parties hereto.
10.0    GOVERNING LAW. This Agreement shall be governed pursuant to the laws of the State of Colorado.
11.0    SEVERABILITY. If any part, clause, or condition of this Agreement is held to be partially or wholly invalid, unenforceable, or inoperative for any reason whatsoever, such shall not affect any other provision or portion hereof, which shall continue to be effective as though such invalid, unenforceable or inoperative part, clause or condition had not been made.
12.0    INTERPRETATION.
12.1    Section headings: The section and subsection heading of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.
12.2    Gender and Number: Whenever required by the context, the singular shall include the plural, the plural shall include the singular, and the masculine gender shall include the neuter and feminine genders and vice versa.
13.0    NOTICES. All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (i) if delivered personally, upon delivery, (ii) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three (3) days after being mailed, (iii) if given by overnight courier with receipt acknowledgment requested, the next business day following the date sent, or (iv) if given by telecopy, upon confirmation of transmission by telecopy, in each case to the parties at the following addresses:
To the Company:    SquareTwo Financial Corporation
4340 S. Monaco, Second Floor
Denver, CO 80237
Attention:    President and Chief Executive Officer
Facsimile:     (303) 713-2509

with a copy to:        KRG Capital Partners, LLC
KRG Capital Partners, LLC

1800 Larimer Street
Suite 2200
Denver, Colorado 80202
Facsimile: (303) 390-5015
Attention: Christopher Lane
Bennett Thompson

To Executive:        To the address listed on the signature page hereto.

14.0    JOINT PREPARATION. All parties to this Agreement have negotiated it at length, and have had the opportunity to consult with and be represented by their own competent counsel. This Agreement is therefore deemed to have been jointly prepared by the parties, and any uncertainty or ambiguity existing in it shall not be interpreted against any party, but rather shall be interpreted according to the rules generally governing the interpretation of contracts.
15.0    THIRD-PARTY BENEFICIARIES. No term or provision of this Agreement is intended to be, or shall be, for the benefit of any person, firm, organization or corporation not a party hereto, and no such other person, firm, organization or corporation shall have any right or cause of action hereunder.
16.0    COOPERATION AND FURTHER ACTIONS. The parties agree to perform any and all acts and to execute and deliver any and all documents necessary or convenient to carry out the terms of this Agreement.
17.0    ATTORNEYS’ FEES. In the event of any dispute related to or based upon this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees and costs.
18.0    COUNTERPARTS. This Agreement may be executed in one or more counterparts, including electronically transmitted counterparts, each of which shall be deemed an original and all of which shall be considered one and the same instrument.

19.0    RESOLUTION OF DISPUTES AND CONSENT TO JURISDICTION.
19.1    Litigation of Disputes Under Sections 4.7 and 4.8 of this Agreement. All disputes under or related to the enforcement of Sections 4.7 and 4.8 of this Agreement, together with any other dispute under this Agreement that is related to whether Sections 4.7 and 4.8 have been or are threatened to be breached (including without limitation whether any termination under this Agreement was for Cause) shall be litigated as provided below. Specifically, with respect to such disputes or enforcement actions, each party to this Agreement hereby (a) consents to the jurisdiction of the United States District Court for the District of Colorado or, if such court does not have jurisdiction over such matter, the applicable Colorado State or County Court that has jurisdiction, (b) consents to personal jurisdiction within the City and County of Denver, Colorado, and (c) accepts, generally and unconditionally, the exclusive jurisdiction and venue of the aforesaid courts and waives any defense of lack of personal jurisdiction or inconvenient forum or any similar defense, and irrevocably agrees to be bound by any non-appealable judgment rendered thereby.
19.2    Arbitration of Other Disputes Under this Agreement.

(i)    Any controversy, claim or dispute involving the parties (or their affiliated persons) concerning this Agreement, or the subject matter thereof, except as provided in Section 19.1, shall be finally settled by arbitration held in Denver, Colorado by one (1) arbitrator in accordance with the rules of employment arbitration then followed by the American Arbitration Association or any successor to the functions thereof. The arbitrator shall apply Colorado law in the resolution of all controversies, claims and disputes and shall have the right and authority to determine how his or her decision or determination as to each issue or matter in dispute may be implemented or enforced. Any decision or award of the arbitrator shall be final and conclusive on the parties to this Agreement and their respective affiliates, and there shall be no appeal therefrom other than from gross negligence or willful misconduct. Notwithstanding the foregoing, claims of employment discrimination, worker’s compensation and unemployment compensation benefits shall not be subject to arbitration under this Agreement. The Company shall bear all costs of the arbitrator in any action brought under this Section 19.2.
(ii)    The parties hereto agree that any action to compel arbitration pursuant to this Section 19.2 may be brought in the appropriate Colorado court and in connection with such action to compel the laws of the State of Colorado shall control. Application may also be made to such court for confirmation of any decision or award of the arbitrator, for an order of the enforcement and for any other remedies which may be necessary to effectuate such decision or award. The parties hereto hereby consent to the jurisdiction of the arbitrator and of such court and waive any objection to the jurisdiction of such arbitrator and court.
[SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT]
IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representatives to execute, this Agreement as of the Effective Date.
SQUARETWO FINANCIAL CORPORATION,
a Delaware corporation

By: /s/ Paul A. Larkins
Name: Paul A. Larkins
Title: President and Chief Executive Officer

EXECUTIVE

/s/ John Lowe
JOHN LOWE
Address:

Facsimile:

EXHIBIT A
FORM OF MUTUAL RELEASE

Mutual Legal Release
This Mutual Legal Release ("Release") is between SquareTwo Financial Corporation (the "Company") and John Lowe ("Executive") (each a "Party," and together, the "Parties") and shall be effective on the day that Executive signs it, provided that such day is after Executive’s last day of employment with the Company (“Effective Date”).
Recitals
1.Executive and the Company are parties to an Executive Employment Agreement to which this Release is appended as Appendix A (the “Agreement”).

2.Executive wishes to receive the Without Cause Severance Pay or Permanent Disability Severance Pay, as the case may be and as provided for and defined in the Agreement, and understands that receipt of such benefits are conditioned upon his execution of this Release and compliance with the terms of Sections 4.7 and 4.8 of the Agreement.

3.Executive and the Company wish to resolve, except as specifically set forth herein, all claims between them arising from or relating to any act or omission predating the Effective Date defined above.

Agreement
The Parties agree as follows:
4.Confirmation of Severance Pay Obligation The Company shall pay or provide to the Executive the [Without Case Severance Pay or Permanent Disability Severance pay] as, when and on the terms and conditions specified in the Agreement, including but not limited to continued compliance with Executive’s obligations under Sections 4.7 and 4.8 of the Agreement.
5.Legal Releases.
(a)    Executive, on behalf of Executive and Executive’s heirs, personal representatives and assigns, and any other person or entity that could or might act on behalf of Executive, including, without limitation, Executive’s counsel (all of whom are collectively referred to as "Executive Releasers"), hereby fully and forever releases and discharges the Company, its present and future parents, affiliates, and subsidiaries, and each of their past, present and future officers, directors, employees, shareholders, investors, independent contractors, attorneys, insurers and any and all other persons or entities that are now or may become liable to any Executive Releaser due to any Executive Releasee's act or omission, (all of whom are collectively referred to as "Executive Releasees") of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys' fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that Executive Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission relating to or arising out of Executive’s employment relationship with, and/or service as a member of the Board of Directors (if any) for, the Company or its subsidiaries or affiliates occurring on or before the Effective Date, without regard to present actual knowledge of such acts or omissions, including specifically, but not by way of limitation, matters which may arise at common law, such as breach of contract, express or implied, promissory estoppel, wrongful discharge, tortious interference with contractual rights, infliction of emotional distress, defamation, or under federal, state or local laws, such as the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and any civil rights law of any state or other governmental body, all as amended and to the extent releasable under the statute, and all claims relating to equity incentives of any kind, except as specifically set forth in the Agreement; PROVIDED, HOWEVER, that notwithstanding the foregoing or anything else contained in the Agreement or this Release, the release set forth in this Supplemental Release shall not extend to: (i) any vested, unpaid rights under any pension, retirement, profit sharing or similar plan; or (ii) Executive’s rights, if any, to indemnification, and/or defense under any Company certificate of incorporation, bylaw and/or policy or procedure, or under any insurance contract, in connection with Executive’s acts an omissions within the course and scope of Executive’s employment with the Company. Executive hereby warrants that Executive has not assigned or transferred to any person any portion of any claim which is released, waived and discharged above. Executive further states and agrees that Executive has not experienced any illness, injury, or disability that is compensable or recoverable under the worker’s compensation laws of any state that was not reported to the Company by Executive before the Effective Date, and Executive agrees not to not file a worker’s compensation claim asserting the existence of any such previously undisclosed illness, injury, or disability. Executive has specifically consulted with counsel with respect to the agreements, representations, and declarations set forth in the previous sentence. Executive understands and agrees that by signing this Agreement and Release, Executive is giving up any right to bring any legal claim against the Company concerning, directly or indirectly, Executive's employment relationship with the Company, including Executive’s separation from employment. Executive agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of the Company, to include all actual or potential legal claims that Executive may have against the Company, except as specifically provided otherwise in this Agreement or Release.
(b)    Executive agrees and acknowledges that Executive: (i) understands the language used in this Release and its legal effect; (ii) understands that by signing this Release Executive is giving up the right to sue the Company for age discrimination;(iii) will receive compensation and/or benefits under the Agreement to which Executive would not have been entitled without signing this Release; (iv) has been advised by the Company to consult with an attorney before signing the Agreement and this Release; and (iv) will be given no less than [twenty-one OR forty-five} days to consider whether to sign this Release.
(c)    For a period of seven days after the Effective Date, Executive may, in Executive’s sole discretion, rescind this Release, by delivering a written notice of recision to [insert contact] at the Company. If Executive rescinds this Release within seven calendar days after the Effective Date, this Release shall be void, all actions taken pursuant to this Release shall be reversed, and neither this Release nor the fact of or circumstances surrounding its execution shall be admissible for any purpose whatsoever in any proceeding between the parties, except in connection with a claim or defense involving the validity or effective rescission of this Release. If Executive does not rescind this Release within seven calendar days after the Effective Date, this Release shall become final and binding and shall be irrevocable.
(d) The Company, for itself, its affiliates, and any other person or entity that could or might act on behalf of the Company, including, without limitation, the Company’s counsel (all of whom are collectively referred to as "Company Releasers"), hereby fully and forever releases and discharges Executive and Executive’s heirs, personal representatives and any and all other persons or entities that are now or may become liable to any Company Releaser due to any Company Releasee's act or omission, (all of whom are collectively referred to as "Company Releasees") of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys' fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that Company Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring within the course and scope of Executive’s employment relationship with the Company or its subsidiaries and affiliates occurring on or before the Effective Date, without regard to present actual knowledge of such acts or omissions, including specifically, but not by way of limitation, matters which may arise at common law, such as breach of contract, express or implied, promissory estoppel, wrongful discharge, tortious interference with contractual rights, infliction of emotional distress, defamation, or under federal, state or local laws; PROVIDED, HOWEVER, that notwithstanding the foregoing or anything else contained in this Agreement, the release set forth in this paragraph shall not extend to: (i) any rights of the Company or duties of the Executive pursuant to the Section 4.7, 4.8, or 4.9 of the Agreement, which sections shall survive the signing of this Release; (ii) to any Executive act or omission that was actively concealed from the Company by Executive or at Executive’s direction; or (iii) to any acts of fraud, embezzlement, or other misappropriation of Company funds, assets, or property. The Company hereby warrants that the Company has not assigned or transferred to any person any portion of any claim which is released, waived and discharged above. The Company understands and agrees that by signing this Agreement the Company is giving up any right to bring any legal claim against Executive concerning, directly or indirectly, Executive's employment relationship with the Company, including Executive’s separation from employment. The Company agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of Executive, to include all actual or potential legal claims that the Company may have against Executive, except as specifically provided otherwise in this Release or the Agreement.
6.Executive acknowledges that the Company paid Executive for all earned, unpaid wages and all accrued, unused vacation, less applicable withholdings, through his last day of employment, and that Executive is entitled to no further payments for wages, compensation, benefits, bonuses, equity, or any other type of compensation or benefit, except for the [Without Case Severance Pay or Permanent Disability Severance pay] Executive will receive if he signs and does not revoke this Release.

4.    Executive covenants never to disparage or speak ill of the Company or any of the Company’s products or services, or of any past or present employee, officer or director of the Company, nor shall Executive at any time harass or behave unprofessionally toward any past, present or future Company employee, officer or director. If Executive breaches this non-disparagement obligation, Executive shall be liable to the Company for liquidated damages, not a penalty, in the amount of $10,000 for each breach.
5.     Executive acknowledges that because of Executive’s position with the Company, Executive may possess information that may be relevant to or discoverable in connection with claims, litigation or judicial, arbitral or investigative proceedings initiated by a private party or by a regulator, governmental entity, or self-regulatory organization, that relates to or arises from matters with which Executive was involved during Executive’s employment with the Company, or that concern matters of which Executive has information or knowledge (collectively, a “Proceeding”). Executive agrees that Executive shall testify truthfully in connection with any such Proceeding, shall cooperate with the Company in connection with every such Proceeding, and that Executive’s duty of cooperation shall include an obligation to meet with the Company representatives and/or counsel concerning all such Proceedings for such purposes, and at such times and places, as the Company reasonably requests, and to appear for deposition and/or testimony upon the Company's reasonable request and without a subpoena. The Company shall reimburse Executive for reasonable out-of-pocket expenses that Executive incurs in honoring Executive’s obligation of cooperation under this paragraph.

JOHN LOWE Date:	SQUARETWO FINANCIAL CORPORATION, a Delaware corporation By: As its: Date: